                                                                    EXHIBIT 9(b)




                                                                    June 1, 1996



The Galaxy VIP Fund
4400 Computer Drive
Westboro, MA  01581


              Re:     CUSTODIAN, FUND ACCOUNTING AND ADMINISTRATION FEES
                      --------------------------------------------------
Gentlemen:

              This letter constitutes our agreement with respect to compensation to be paid to (a) First Data Investor Services Group, Inc. ("FDISG") as the party responsible for payment of all fees and expenses under the terms of a Global Custody Agreement dated October 30, 1992 between you
(the "Company") and The Chase Manhattan Bank, N.A. ("Chase"), as amended; and
(b) FDISG under the terms of an Amended and Restated Administration Agreement dated as of June 1, 1996 between the Company and FDISG. Pursuant to the terms of these agreements, the Company will pay to FDISG, for its administrative and fund accounting services, and for the services that Chase will provide to the Company as custodian in respect of the Company's Money Market Fund, Equity Fund, High Quality Bond Fund and Asset Allocation Fund and such other investment portfolios as are from time to time added by means of an Exhibit to each of these agreements (each a "Portfolio" and collectively the "Portfolios")
 the following:

        1. An asset-based administration fee at the annual rate of .085% of the first $1 billion of the Portfolios' combined average daily net assets,
 .078% of the next $1.5 billion of combined average daily net assets and .073% of combined average daily net assets over $2.5 billion and a percentage rate to be negotiated by the parties of the combined average annual daily net assets in excess of $5 billion. The minimum annual fee for the Portfolios will be $100,000.

        2. An annual fund accounting fee for each Portfolio based on the average net assets of each Portfolio as follows: net assets under $50 million
- $25,000; net assets of $50 million but less than $200 million - $35,000; net assets of $200 million but less than $500 million - $50,000; net assets of $500 million but less than $1 billion - $85,000; and net assets in excess of $1
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The Galaxy VIP Fund
June 1, 1996
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billion - $125,000, plus out-of-pocket expenses, including but not limited to an out-of-pocket charge for security quotes estimated to be as follows - equity and bond price quotes - $.10 and $.50 per quote per day, respectively, and money market price quotes - $.50 per quote per week. The annual fund accounting fee for a Portfolio possessing more than 25% in non-domestic assets will be 150% of the annual fund accounting fees described above.

        3. Domestic and/or global custody fees for each Portfolio are comprised of an annual account fee, annual holding fees and transaction fees (domestic custody) and/or an annual account maintenance fee and asset and transaction fees per country (global custody) as more particularly set forth in the Schedule attached hereto as Exhibit "A", plus out-of-pocket charges including but not limited to taxes, insurance, telephone and script fees.

        4. All asset-based fees shall be calculated daily and paid monthly. Net assets shall be computed in accordance with the Portfolios' prospectuses, statements of additional information and the resolutions of the Company's Board of Trustees. All other fees and out-of-pocket expenses shall be invoiced and paid monthly.

              The fees for the period from the day of the year this agreement is entered into until the end of that year shall be pro-rated according to the proportion which such period bears to the full annual period. Upon any termination of the underlying agreements before the end of any year, the fees for such part of a year shall be prorated according to the proportion which such period bears to the full year and shall be payable upon the date of termination of any agreement.

        5. FDISG accepts the payments hereunder as full payment from the Company under the terms of its respective agreements with the Company with respect to the Portfolios.

        6. The names "The Galaxy VIP Fund" and "Trustees of The Galaxy VIP Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 27, 1992 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Company. The
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The Galaxy VIP Fund
June 1, 1996
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obligations of "The Galaxy VIP Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Company personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Company must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Company.

        7. This letter agreement may be signed by each party hereto upon a separate copy in which event all copies shall constitute a single counterpart of this letter agreement.

              If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.



                                        Very truly yours,


                                        FIRST DATA INVESTOR SERVICES
                                          GROUP, INC.


                                        By:
                                            -----------------------------
                                        Title:


Accepted:  THE GALAXY VIP FUND


By: /s/John T. O'Neill
    -------------------------
    President
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                                  EXHIBIT "A"

CUSTODY

DOMESTIC CUSTODY

The fees for Domestic Custody are comprised of three separate charges as follows:

         ANNUAL ACCOUNT FEE

                 Assets less than $100 Million                   $ 5,000
                 Assets $100 - 500 Million                       $ 7,500
                 Assets greater than $500 Million                $15,000

         ANNUAL HOLDING FEE

                 Book Entry (DTC, FBE, etc.)                      $24.00
                 Physical                                         $60.00
                 PTC                                              $72.00
                 Euroclear/Cedel                              3 basis points

                 Transaction Fee

                 DTC                                              $ 8.00
                 Fed Book Entry                                   $ 8.00
                 Physical/Commercial Paper                        $22.00
                 Interfund trades                                 $ 5.00
                 Options                                          $25.00
                 Futures                                          $25.00
                 Repurchase agreements                            $15.00
                 Euroclear/Cedel                                  $30.00

Note:

         (1) Euroclear/Cedel holdings charge is based upon dollar value of holdings (i.e. asset based charge).

GLOBAL CUSTODY

The fees for Global Custody are comprised of three separate charges as follows:

         ANNUAL ACCOUNT MAINTENANCE FEE

         Fees are based on average net assets per portfolio and include management of custodian network, collection and settlement of principal and income items and monitoring the quality of services provided. Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.





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
         FUND NET ASSETS                                                             ANNUAL FEE
         ---------------                                                             ----------
         Up to $100 million                                                          $25,000
         $100 to $250 million                                                        $35,000
         $250 to $500 million                                                        $45,000
         Over $500 million                                                           Negotiable


ASSET AND TRANSACTION FEES PER COUNTRY
--------------------------------------

                            Annual                                                        Annual
                Basis Point        Transaction                             Basis Point            Transaction
Country            Charge            Charge              Country              Charge                Charge
-------         --------------------------------------------------          ---------------------------------
Argentina             22              $ 75                Japan                  7                       $ 30
                                                          (equity)
Australia              7              $ 30                Malaysia              22                       $120
Austria               12              $ 60                Mexico                16                       $ 60
Belgium                7              $ 30                Netherlands            7                       $ 30
Canada                 7              $ 30                New Zealand           12                       $ 60
Chile                 20              $100                Norway                12                       $ 60
China                 40              $100                Philippines           22                       $120
Denmark               16              $ 60                Singapore             22                       $120
Finland               16              $ 60                South Korea           20                       $100
France                 7              $ 30                Spain                 26                       $120
Germany                7              $ 30                Sweden                 7                       $ 30
Greece                26              $120                Switzerland            7                       $ 30
Hong Kong             12              $ 60                Taiwan                32.75                    $120
India                 40              $100                Thailand              22                       $120
Indonesia             26              $120                Turkey                26                       $120
Ireland                7              $ 30                United Kingdom         7                       $ 30
Italy                  7              $ 30                Venezuela             22                       $120
Japan (debt)          12              $ 60


Out-of-pocket charges, including but not limited to, taxes, insurance, telephone, script fees, will be invoiced at cost.





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